QuickLinks -- Click here to rapidly navigate through this document

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 8, 2004

CIBER, INC.
(Exact name of registrant as specified in its charter)

Delaware	0-23488	38-2046833
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

5251 DTC Parkway, Suite 1400, Greenwood Village, Colorado 80111
(Address of principal executive offices) (Zip Code)

Registrant's telephone number, including area code: (303) 220-0100

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐
Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐
Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐
Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐
Pre-commencement pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

CIBER, Inc.
Information to be included in the Report

Item 2.01—Completion of Acquisition or Disposition of Assets.

        On September 10, 2004, CIBER, Inc. completed its acquisition of approximately 67 percent of the net outstanding shares of Novasoft AG, based in Heidelberg, Germany.

        CIBER acquired the Novasoft shares owned by Drs. Georg Konrad and Laszlo Gotthard, the founding partners of Novasoft, for total consideration of approximately $54 million, consisting of approximately $38 million in cash and 2,338,023 shares of CIBER common stock valued at approximately $16 million.

        Payment of the cash portion of the consideration was funded by borrowing under CIBER's bank revolving line of credit.

Item 2.03—Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

        In connection with our acquisition of the Novasoft shares discussed in item 2.01 above, on September 8, 2004, we borrowed approximately $38 million under our revolving line of credit with Wells Fargo Bank, N.A.

Item 8.01—Other Events.

        Subsequent to the closing, CIBER will undertake a compulsory cash offer to all of Novasoft's minority public shareholders to acquire the remaining Novasoft shares.

        We expect the total consideration for all Novasoft shares (valued at €3.52 Euros per Novasoft share with approximately 18,825,000 shares outstanding) to be approximately $80 million.

Item 9.01—Exhibits.

99.1
Share Purchase Agreement relating to shares of Novasoft AG dated August 27, 2004 between Dr. Georg Konrad and Dr. Laszlo Gotthard as Sellers, and CIBER Holding GmbH (in formation) and CIBER, Inc. as Purchasers, incorporated by reference to CIBER's Current Report on Form 8-K filed on September 2, 2004.

99.2
Press release dated September 10, 2004.

2

SIGNATURE

        Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned, thereunto duly authorized.

CIBER, Inc.
Date: September 13, 2004	By:	/s/ DAVID G. DURHAM David G. Durham Chief Financial Officer, Senior Vice President and Treasurer

3

QuickLinks

CIBER, Inc. Information to be included in the Report
  Item 2.01—Completion of Acquisition or Disposition of Assets.
  Item 2.03—Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.
  Item 8.01—Other Events.
  Item 9.01—Exhibits.
SIGNATURE